Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Third Quarter Results and Raises Guidance;
U.S. Consumer and Hawthorne Segments Continue to Show Strong Growth
Roundup Agency Agreement amended, includes new economics and sale of brand extensions

•	U.S. Consumer segment sales increase 10% in Q3, up 9% year-to-date

•	Point-of-sale data shows consumer purchases up 4 percent entering August

•	Hawthorne sales increase 138% in Q3 driven by acquisition of Sunlight Supply

•	GAAP earnings of $3.15 per share in Q3, $8.78 year-to-date

•	Non-GAAP adjusted earnings of $3.11 per share in Q3, $5.39 year-to-date

•	Fiscal 2019 non-GAAP adjusted EPS guidance increased to $4.35 to $4.50 on expected sales growth of 16 to 17%

MARYSVILLE, Ohio (July 31, 2019) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as hydroponic growing products, today released record fiscal third quarter financial results that were driven by the continued strength of both its U.S. Consumer and Hawthorne reporting segments.

The Company also increased its full-year guidance for the second time in fiscal 2019 and now expects non-GAAP adjusted earnings in a range of $4.35 to $4.50 per share on projected sales growth of 16 to 17 percent.

For the quarter ended June 29, 2019, company-wide sales increased 18 percent to $1.17 billion, compared with $994.6 million a year earlier. GAAP income from continuing operations was $3.15 per diluted share, compared with $2.23 per diluted share in the prior year. Non-GAAP adjusted earnings, which is the basis of the Company’s guidance and excludes impairment, restructuring, and other one-time items, were $3.11 per diluted share compared with $2.67 a year ago.

“Fiscal 2019 continues to deliver outstanding results as nearly every aspect of our business is exceeding our expectations,” said Jim Hagedorn, chairman and chief executive officer. “In the U.S. Consumer segment, retailer and consumer engagement remains extremely positive, leading to sales growth of 10 percent in the quarter and 9 percent on a year-to-date basis. The recovery at Hawthorne has been even more impressive, with sales up 49 percent on an apples-to-apples basis in the quarter and 19 percent year-to-date through June.”

In an unrelated matter, ScottsMiracle-Gro also announced it has entered into an amended Roundup Agency Agreement with Monsanto, a subsidiary of Bayer, and more broadly updated the business relationship between the companies.

Monsanto has agreed to purchase from ScottsMiracle-Gro four Roundup-branded product lines outside the non-selective weed control category, as well as the right to use the Roundup brand (previously licensed to Scotts by Monsanto) on those and future product lines outside the non-selective weed control category, for $112 million. ScottsMiracle-Gro will act as marketing agent for these brand extension product lines and the companies will equally share future profits, which are expected to be approximately $15 million in fiscal 2019.

Additionally, ScottsMiracle-Gro will now annually share equally in all profits derived from its work as marketing agent for the consumer Roundup business, effectively increasing the Company’s net commission by $20 million each year beginning in fiscal 2020. The relationship updates also include clarifications to various commercial, operational, and process commitments and rights of the companies, including their indemnity obligations with respect to non-selective weed control products and their termination rights.

“These are important changes to our agreement, each of which was designed to recognize the importance of Roundup to our business and enhance shareholder value into the future,” Hagedorn said.

Third quarter details
Company-wide sales increased 18 percent to $1.17 billion. U.S. Consumer increased 10 percent to $889.1 million from $810.9 million. Hawthorne sales increased 138 percent to $176.3 million compared with $74.2 million. The increase was driven largely by the acquisition in June 2018 of Sunlight Supply. On a comparative basis as if Sunlight was owned the entire third quarter of 2018, sales increased 49 percent.

“The strong recovery we have seen in Hawthorne this year is being led by increased sales of lighting and nutrients products, our largest and most important categories,” Hagedorn said. “We’re also pleased with the 15 percent growth we’ve seen year-to-date in California and the strong growth we’re seeing in emerging markets like Florida, Ohio, Michigan and Massachusetts, where changes to state laws regarding cannabis cultivation are starting to drive higher sales. Additionally, the integration of Sunlight Supply remains on track and we are confident we will achieve nearly 100 percent of the synergies we expected entering the year.”

For the quarter, the GAAP and adjusted non-GAAP gross margin rate was 36.2 percent compared with 34.9 percent and 36.1 percent, respectively, in the prior year. SG&A increased 15 percent to $166.4 million primarily due to higher accruals for annual incentive compensation payments, increased marketing investment and the impact of the Sunlight Supply acquisition.

Interest expense increased $2.7 million on a year-over-year basis to $25.9 million, reflecting higher interest rates. The Company said its leverage ratio at the end of the quarter was approximately 3.7 times debt-to-EBITDA.

GAAP income from continuing operations was $178.0, or $3.15 per diluted share, compared with $125.5 million, or $2.23 per diluted share. Non-GAAP adjusted earnings, which excluded impairment, restructuring, as well as other one-time items, were $176.3 million, or $3.11 per diluted share, compared with $150.1 million, or $2.67 per diluted share.

Year-to-Date Details
Company-wide sales for the first nine months increased 19 percent to $2.66 billion compared with $2.23 billion a year ago. Sales in the U.S. Consumer segment increased 9 percent, to $2.02 billion due to increased retail support and inventory levels and strong consumer demand. Hawthorne sales increased 139 percent to $461.1 million.

The GAAP gross margin rate on a year-to-date basis was 35.0 percent. The non-GAAP adjusted rate was 35.1 percent. These compare with 35.5 and 36.0 percent, respectively, last year. The declines were primarily driven by the impact of the Sunlight Supply acquisition and Hawthorne’s increased promotional activity, which has helped drive higher volume and improved market share.

SG&A was $462.4 million, a 10 percent increase from 2018. The reasons for the year-to-date increase are consistent with the factors that drove third quarter results.

Increased borrowing and higher interest rates resulted in an increase in interest expense to $80.0 million compared with $63.6 million.

GAAP income from continuing operations was $492.3 million, or $8.78 per diluted share, compared to $258.2 million, or $4.50 per diluted share in prior year. Non-GAAP adjusted earnings, which excluded impairment, restructuring, as well as the other one-time items, were $302.5 million, or $5.39 per share, compared with $253.2 million, or $4.41 per share a year ago.

Full-year outlook
The Company’s newly revised sales guidance of 16 to 17 percent growth on a company-wide basis assumes the U.S. Consumer segment grows 6 to 7 percent in fiscal 2019 and that Hawthorne sales increase approximately 90 percent to $650 million compared with $345 million in fiscal 2018. In June, the Company said it expected U.S. Consumer to increase 3 to 4 percent in fiscal 2019 and Hawthorne to increase 75 to 80 percent.

The revised guidance for non-GAAP adjusted earnings per share in a range of $4.35 to $4.50 compares with the June forecast of $4.20 to $4.40 per share. The Company said it expected non-GAAP free cash flow of approximately $325 million when excluding the impact of expected litigation payments and a one-time tax payment associated with the sale of its minority interest in TruGreen.

“The momentum we saw early in fiscal 2019 has continued throughout the year and we’re extremely pleased with our performance,” said Randy Coleman, executive vice president and chief financial officer. “The business is well-positioned as we enter the final planning stages for fiscal 2020 and we expect our continued strong cash flow will provide increased financial flexibility going forward.”

Conference Call and Webcast Scheduled for 9 a.m. ET Today, July 31
The Company will discuss results during a webcast and conference call today at 9:00 a.m. Eastern Time. Conference call participants should call 866-337-5532 (Conference Code: 6545843) A live webcast of the call will be available on the investor relations section of the Company's website at http://investor.scotts.com. An archive of the webcast, as well as any accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will remain available for at least 12 months. In addition, a replay of the call can be heard by calling 888-203-1112. The replay will be available for 30 days.

About ScottsMiracle-Gro
With approximately $2.6 billion in sales, the Company is one of the world's largest marketers of branded consumer products for lawn and garden care. The Company's brands are among the most recognized in the industry. The Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Forward Looking Non-GAAP Measures
In this release, the Company provides an outlook for fiscal 2019 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Climate change and unfavorable weather conditions could adversely impact financial results;

•
Certain of the Company’s products may be purchased for use in new or emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•
In the event the Restated Marketing Agreement for consumer Roundup products terminates, or Monsanto’s consumer Roundup business materially declines the Company would lose a substantial source of future earnings and overhead expenses absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 27% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Executive Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Nine Months Ended
	Footnotes	June 29, 2019	June 30, 2018	% Change	June 29, 2019	June 30, 2018	% Change
Net sales		$1,170.3	$994.6	18%	$2,658.3	$2,229.5	19%
Cost of sales		747.0	635.9		1,724.8	1,427.5
Cost of sales—impairment, restructuring and other		(0.1)	11.1		3.4	11.1
Gross profit		423.4	347.6	22%	930.1	790.9	18%
% of sales		36.2%	34.9%		35.0%	35.5%
Operating expenses:
Selling, general and administrative		166.4	144.5	15%	462.4	418.7	10%
Impairment, restructuring and other		0.6	19.3		4.3	29.4
Other income, net		(1.8)	(1.9)		(0.1)	(3.3)
Income from operations		258.2	185.7	39%	463.5	346.1	34%
% of sales		22.1%	18.7%		17.4%	15.5%
Equity in income of unconsolidated affiliates		—	(1.1)		(3.3)	(3.3)
Interest expense		25.9	23.2		80.0	63.6
Other non-operating (income) expense, net		(5.1)	(2.6)		(268.2)	4.2
Income from continuing operations before income taxes		237.4	166.2	43%	655.0	281.6	133%
Income tax expense from continuing operations		59.4	40.7		162.7	23.4
Income from continuing operations		178.0	125.5	42%	492.3	258.2	91%
Income (loss) from discontinued operations, net of tax		23.6	(42.7)		26.1	(47.6)
Net income		$201.6	$82.8		$518.4	$210.6
Net loss attributable to noncontrolling interest		0.1	0.1		0.2	0.1
Net income attributable to controlling interest		$201.7	$82.9		$518.6	$210.7

Basic income (loss) per common share:	(1)
Income from continuing operations		$3.21	$2.27	41%	$8.89	$4.57	95%
Income (loss) from discontinued operations		0.42	(0.77)		0.47	(0.84)
Net income		$3.63	$1.50		$9.36	$3.73

Diluted income (loss) per common share:	(2)
Income from continuing operations		$3.15	$2.23	41%	$8.78	$4.50	95%
Income (loss) from discontinued operations		0.41	(0.76)		0.46	(0.83)
Net income		$3.56	$1.47		$9.24	$3.67

Common shares used in basic income (loss) per share calculation		55.5	55.4	—%	55.4	56.5	(2)%
Common shares and potential common shares used in diluted income (loss) per share calculation		56.6	56.3	1%	56.1	57.4	(2)%

Non-GAAP results:
Adjusted net income attributable to controlling interest from continuing operations	(3)	$176.3	$150.1	17%	$302.5	$253.2	19%
Adjusted diluted income per common share from continuing operations	(2) (3)	$3.11	$2.67	16%	$5.39	$4.41	22%
Adjusted EBITDA	(3)	$293.5	$253.7	16%	$573.7	$481.8	19%
Note: See accompanying footnotes on page 10.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)

The Company divides its business into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business located in the geographic United States. Hawthorne consists of the Company’s indoor, urban and hydroponic gardening business. Other consists of the Company’s consumer lawn and garden business in geographies other than the U.S. and the Company’s product sales to commercial nurseries, greenhouses and other professional customers. Corporate consists of general and administrative expenses and certain other income/expense items not allocated to the business segments. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

The performance of each reportable segment is evaluated based on several factors, including income (loss) from continuing operations before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses Segment Profit (Loss) to evaluate segment performance because they believe this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended			Nine Months Ended
	June 29, 2019	June 30, 2018	% Change	June 29, 2019	June 30, 2018	% Change
Net Sales:
U.S. Consumer	$889.1	$810.9	10%	$2,019.5	$1,857.1	9%
Hawthorne	176.3	74.2	138%	461.1	192.8	139%
Other	104.9	109.5	(4)%	177.7	179.6	(1)%
Consolidated	$1,170.3	$994.6	18%	$2,658.3	$2,229.5	19%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$271.5	$243.1	12%	$548.5	$491.4	12%
Hawthorne	16.8	(3.6)	567%	31.6	(6.6)	579%
Other	13.2	13.1	1%	13.0	10.6	23%
Total Segment Profit (Non-GAAP)	301.5	252.6	19%	593.1	495.4	20%
Corporate	(34.4)	(29.2)		(96.7)	(87.8)
Intangible asset amortization	(8.4)	(7.3)		(25.2)	(21.0)
Impairment, restructuring and other	(0.5)	(30.4)		(7.7)	(40.5)
Equity in income of unconsolidated affiliates	—	1.1		3.3	3.3
Interest expense	(25.9)	(23.2)		(80.0)	(63.6)
Other non-operating income (expense), net	5.1	2.6		268.2	(4.2)
Income from continuing operations before income taxes (GAAP)	$237.4	$166.2	43%	$655.0	$281.6	133%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 29, 2019	June 30, 2018	September 30, 2018

ASSETS
Current assets:
Cash and cash equivalents	$36.4	$29.6	$33.9
Accounts receivable, net	746.9	704.5	310.5
Inventories	533.7	500.5	481.4
Prepaid and other current assets	72.9	84.4	59.9
Total current assets	1,389.9	1,319.0	885.7
Investment in unconsolidated affiliates	—	34.4	36.1
Property, plant and equipment, net	506.7	517.6	530.8
Goodwill	541.9	621.2	543.0
Intangible assets, net	831.1	879.6	857.3
Other assets	197.8	192.1	201.6
Total assets	$3,467.4	$3,563.9	$3,054.5
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$363.2	$314.5	$132.6
Accounts payable	222.6	195.6	150.5
Other current liabilities	369.6	315.2	329.6
Total current liabilities	955.4	825.3	612.7
Long-term debt	1,563.5	1,975.4	1,883.8
Distributions in excess of investment in unconsolidated affiliate	—	21.9	21.9
Other liabilities	143.3	210.0	176.5
Total liabilities	2,662.2	3,032.6	2,694.9
Equity	805.2	531.3	359.6
Total liabilities and equity	$3,467.4	$3,563.9	$3,054.5

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended June 29, 2019					Three Months Ended June 30, 2018
	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non-Operating	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)
Gross profit	$423.4	$—	$0.1	$—	$423.3	$347.6	$—	$(11.1)	$358.7
Gross profit as a % of sales	36.2%				36.2%	34.9%			36.1%
Income from operations	258.2	—	(0.5)	—	258.7	185.7	—	(30.4)	216.1
Income from operations as a % of sales	22.1%				22.1%	18.7%			21.7%
Income from continuing operations before income taxes	237.4	—	(0.5)	2.9	235.0	166.2	—	(30.4)	196.6
Income tax expense from continuing operations	59.4	—	(0.1)	0.7	58.8	40.7	—	(5.9)	46.6
Income from continuing operations	178.0	—	(0.4)	2.2	176.2	125.5	—	(24.5)	150.0
Net income attributable to controlling interest	201.7	23.6	(0.4)	2.2	176.3	82.9	(42.7)	(24.5)	150.1
Diluted income per common share from continuing operations	3.15	—	(0.01)	0.04	3.11	2.23	—	(0.44)	2.67

Calculation of Adjusted EBITDA (3):	Three Months Ended June 29, 2019	Three Months Ended June 30, 2018
Net income (GAAP)	$201.6	$82.8
Income tax expense from continuing operations	59.4	40.7
Income tax expense (benefit) from discontinued operations	7.3	(21.6)
Gain on sale / contribution of business	—	(0.8)
Interest expense	25.9	23.2
Depreciation	13.8	13.7
Amortization	8.4	7.5
Impairment, restructuring and other charges from continuing operations	0.5	30.4
Impairment, restructuring and other charges (recoveries) from discontinued operations	(30.9)	65.1
Other non-operating income, net	(2.9)	—
Interest income	(1.9)	(2.6)
Expense on certain leases	0.9	0.9
Share-based compensation expense	11.4	14.4
Adjusted EBITDA (Non-GAAP)	$293.5	$253.7

Note: See accompanying footnotes on page 10.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per common share data)
(Unaudited)

	Nine Months Ended June 29, 2019					Nine Months Ended June 30, 2018
	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non-Operating	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non-Operating	Adjusted (Non-GAAP)
Gross profit	$930.1	$—	$(3.4)	$—	$933.5	$790.9	$—	$(11.1)	$—	$802.0
Gross profit as a % of sales	35.0%				35.1%	35.5%				36.0%
Income from operations	463.5	—	(7.7)	—	471.2	346.1	—	(40.5)	—	386.6
Income from operations as a % of sales	17.4%				17.7%	15.5%				17.3%
Income from continuing operations before income taxes	655.0	—	(7.7)	260.2	402.5	281.6	—	(40.5)	(11.7)	333.8
Income tax expense from continuing operations	162.7	—	(2.1)	64.6	100.2	23.4	—	(54.2)	(3.1)	80.7
Income from continuing operations	492.3	—	(5.6)	195.6	302.3	258.2	—	13.7	(8.6)	253.1
Net income attributable to controlling interest	518.6	26.1	(5.6)	195.6	302.5	210.7	(47.6)	13.7	(8.6)	253.2
Diluted income per common share from continuing operations	8.78	—	(0.10)	3.49	5.39	4.50	—	0.24	(0.15)	4.41

Calculation of Adjusted EBITDA (3):	Nine Months Ended June 29, 2019	Nine Months Ended June 30, 2018
Net income (GAAP)	$518.4	$210.6
Income tax expense from continuing operations	162.7	23.4
Income tax expense (benefit) from discontinued operations	9.6	(23.3)
Loss on sale / contribution of business	—	2.8
Interest expense	80.0	63.6
Depreciation	41.8	39.2
Amortization	25.2	21.6
Impairment, restructuring and other charges from continuing operations	7.7	40.5
Impairment, restructuring and other charges (recoveries) from discontinued operations	(35.8)	66.6
Other non-operating (income) expense, net	(260.2)	11.7
Interest income	(6.7)	(7.5)
Expense on certain leases	2.6	2.6
Share-based compensation expense	28.4	30.0
Adjusted EBITDA (Non-GAAP)	$573.7	$481.8

Note: See accompanying footnotes on page 10.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)	Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment. Management views free cash flow productivity as a useful measure to help investors understand the Company’s ability to generate cash.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•
Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.

•
Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.

•
Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

•
Charges or credits incurred by the Company’s joint venture with TruGreen Holding Corporation (the “TruGreen Joint Venture”) that are apart from and not indicative of the results of its ongoing operations, including transaction related costs, refinancing costs, restructurings and other discrete projects or transactions including a non-cash

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

purchase accounting fair value write-down adjustment related to deferred revenue and advertising (“TruGreen Joint Venture non-GAAP adjustments”). The Company held a noncontrolling equity interest of approximately 30% in the TruGreen Joint Venture. The Company did not control, nor did it have any legal claim to, the revenues and expenses of the TruGreen Joint Venture or its other unconsolidated affiliates. The use of non-GAAP measures that are subject to TruGreen Joint Venture non-GAAP adjustments is not intended to imply that the Company had control over the operations and resulting revenue and expenses of the TruGreen Joint Venture or its other unconsolidated affiliates. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of the unconsolidated affiliates.

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Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, the determination of incentive compensation, and by investors and analysts in evaluating performance of the business:

Adjusted gross profit: Gross profit excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from continuing operations before income taxes: Income (loss) from continuing operations before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income tax expense (benefit) from continuing operations: Income tax expense (benefit) from continuing operations excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income (loss) from continuing operations: Income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.
Adjusted net income (loss) attributable to controlling interest from continuing operations: Net income (loss) attributable to controlling interest excluding impairment, restructuring and other charges / recoveries, costs related to refinancing, TruGreen Joint Venture non-GAAP adjustments and discontinued operations, each net of tax.
Adjusted diluted income (loss) per common share from continuing operations: Diluted income (loss) per common share from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The presentation of adjusted EBITDA is intended to be consistent with the calculation of that measure as required by the Company’s borrowing arrangements, and used to calculate a leverage ratio (maximum of 5.00 at June 29, 2019) and an interest coverage ratio (minimum of 3.00 for the twelve months ended June 29, 2019).
Free cash flow: Net cash provided by (used in) operating activities reduced by investments in property, plant and equipment.
Free cash flow productivity: Ratio of free cash flow to net income (loss).

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

For the three and nine months ended June 29, 2019, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

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On April 1, 2019, the Company sold all of its noncontrolling equity interest in a joint venture with products supporting the professional U.S. industrial, turf and ornamental market for cash proceeds of $36.6 million. During the three and nine months ended June 29, 2019, the Company recognized a pre-tax gain of $2.9 million related to this sale in the “Other non-operating (income) expense, net” line in the Condensed Consolidated Statements of Operations.

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On March 19, 2019, the Company entered into an agreement under which it sold, to TruGreen Companies L.L.C., a subsidiary of TruGreen Holding Corporation, all of its approximately 30% equity interest in Outdoor Home Services Holdings LLC, a lawn services joint venture between the Company and TruGreen Holding Corporation (the “TruGreen Joint Venture”). Under the terms of the agreement, the Company received cash proceeds of $234.2 million related to the sale of its equity interest in the TruGreen Joint Venture and $18.4 million related to the payoff of second lien term loan financing. During the three and nine months ended June 29, 2019, the Company recognized a pre-tax gain of zero and $259.8 million, respectively, related to this sale in the “Other non-operating (income) expense, net” line in the Condensed Consolidated Statement of Operations.

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In connection with the acquisition of Sunlight Supply during the third quarter of fiscal 2018, the Company announced the launch of an initiative called Project Catalyst, which is a company-wide restructuring effort to reduce operating costs throughout the U.S. Consumer, Hawthorne and Other segments and drive synergies from recent acquisitions within the Hawthorne segment. During the three and nine months ended June 29, 2019, the Company continued to execute on its planned facility closures and consolidations which resulted in charges of $0.4 million and $8.0 million, respectively, related to Project Catalyst. During the three and nine months ended June 29, 2019, the Company recognized charges of $(0.1) million and $3.4 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations related to employee termination benefits, facility closure costs and impairment of property, plant and equipment. During the three and nine months ended June 29, 2019, the Company recognized charges of $0.5 million and $4.6 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations related to employee termination benefits and facility closure costs. The Company also recognized a charge of zero and $2.5 million for the three and nine months ended June 29, 2019, respectively, in the “Other non-operating (income) expense, net” line in the Condensed Consolidated Statements of Operations related to the write-off of accumulated foreign currency translation loss adjustments of a foreign subsidiary that was substantially liquidated.

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During the three and nine months ended June 29, 2019, the Company recognized favorable adjustments of zero and $0.4 million, respectively, related to the previously disclosed legal matter In re Scotts EZ Seed Litigation in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

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During the three and nine months ended June 29, 2019, the Company recognized a favorable adjustment of $22.5 million related to the previously disclosed legal matter In re Morning Song Bird Food Litigation in the “Income (loss) from discontinued operations, net of tax” line in the Condensed Consolidated Statements of Operations as a result of the final resolution of the previously disclosed settlement agreement. In addition, during the three and nine months ended June 29, 2019, the Company recognized insurance recoveries of $8.4 million and $13.4 million, respectively, related to this matter in the “Income (loss) from discontinued operations, net of tax” line in the Condensed Consolidated Statements of Operations.

For the three and nine months ended June 30, 2018, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

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The Company recognized charges of $30.4 million related to Project Catalyst for the three and nine months ended June 30, 2018. This included employee termination benefits of $1.4 million, impairment of property, plant and equipment of $5.9 million, and facility closure costs of $3.8 million recognized in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations. The Company also recognized a non-cash impairment charge of $17.5 million related to the write-off of previously acquired customer relationship intangible assets due to the acquisition of Sunlight Supply, and employee termination benefits of $1.8 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations. Additionally, the Company reduced the value of deferred tax liabilities associated with the above write-off of previously acquired customer relationship intangible assets by $7.3 million, which was recognized in the “Income tax expense from continuing operations” line in the Condensed Consolidated Statement of Operations for the three and nine months ended June 30, 2018.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

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The Company recognized a charge of $65.0 million for a probable loss related to the previously disclosed legal matter In re Morning Song Bird Food Litigation for the three and nine months ended June 30, 2018 in the “Income (loss) from discontinued operations, net of tax” line in the Condensed Consolidated Statements of Operations.

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The Company recognized adjustments to previously recognized employee termination benefits related to Project Focus activity of zero and $0.1 million for the three and nine months ended June 30, 2018 in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

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The Company recognized charges of zero and $10.2 million for a probable loss on a previously disclosed legal matter for the three and nine months ended June 30, 2018 in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

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On December 22, 2017, H.R.1 (the “Act,” formerly known as the “Tax Cuts and Jobs Act”) was signed into law. The Act provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended. Among other items, the Act implements a territorial tax system, imposes a one-time transition tax on deemed repatriated earnings of foreign subsidiaries, and reduces the federal corporate statutory tax rate to 21% effective January 1, 2018. As the Company’s fiscal year end falls on September 30, the federal corporate statutory tax rate for fiscal 2018 was prorated to 24.5%, with the statutory rate for 2019 and beyond at 21%. Included in the effective tax rate for the three and nine months ended June 30, 2018 are one-time impacts related to the tax law change of $45.7 million. These include a one-time $45.9 million net tax benefit adjustment reflecting the revaluation of the Company’s net deferred tax liability at the lower tax rate. In addition, as part of the Act, the Company recognized a one-time tax expense on deemed repatriated earnings and cash of foreign subsidiaries as required by the Act of $14.0 million, partially offset by the recognition and application of foreign tax credits associated with these foreign subsidiaries of $13.9 million.

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As a result of the enactment of the Act, the Company repatriated cash from a foreign subsidiary during the second quarter of fiscal 2018 resulting in the liquidation of substantially all of the assets of the subsidiary and the write-off of accumulated foreign currency translation loss adjustments of zero and $11.7 million for the three and nine months ended June 30, 2018 in the “Other non-operating (income) expense, net” line in the Condensed Consolidated Statements of Operations.

Forward Looking Non-GAAP Measures

In this earnings release, the Company presents its outlook for fiscal 2019 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.